Exhibit 3.6

CERTIFICATE OF FORMATION

OF

COMPOSITE STRUCTURES, LLC

This Certificate of Formation of COMPOSITE STRUCTURES, LLC (the “LLC”), dated as of December 23, 1996, is being duly executed and flied by Jon B. Kutler, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is COMPOSITE STRUCTURES, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o National Registered Agents, Inc., 9 East Loockerman Street, Dover, County of Kent, DE 19901.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is National Registered Agents, Inc., 9 East Loockerman Street, Dover, County of Kent, DE 19901.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Jon B. Kutler
Jon B. Kutler
Authorized Person